          CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED
      FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.
              THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH
                    THE SECURITIES AND EXCHANGE COMMISSION.

                                                                    EXHIBIT 10.9



                          PHARMACY MANAGEMENT AGREEMENT


        WOMEN FIRST PHARMACY SERVICES, INC., a Delaware corporation (the "Company") and HEALTH SCRIPT, a wholly owned division of Dura Pharmaceuticals, Inc., a Delaware corporation ("Manager"), agree as follows:

        1.    RECITALS.

               (a) WHEREAS, the Company desires to provide mail order pharmacy services to its customers through a pharmacy to be located at 9 Inverness Drive East, Englewood, Colorado 80112 (the "Pharmacy"); and

               (b) WHEREAS, Manager owns and is experienced in operating and managing retail and mail order pharmacies; and

               (c) WHEREAS, the Company desires to engage Manager, and Manager desires to be engaged by the Company, to manage the Pharmacy on behalf of the Company on the terms and conditions set forth in this Pharmacy Management Agreement (this "Agreement").

        2.    DUTIES OF MANAGER.

               (a) Pharmacy Personnel. With the exception of the Pharmacist-in-Charge, who shall be employed or leased by the Company at its election, Manager shall employ sufficient qualified Pharmacy personnel to operate the Pharmacy in a professional, efficient and productive manner, and in accordance with the performance standards set forth in Attachment "A" hereto. All such personnel shall be employees or independent contractors of Manager and shall be subject to the personnel policies and benefits of Manager, but shall also follow the applicable rules and regulations of the Company, including general oversight and direction by the Pharmacist-in-Charge. Manager shall also make available a "back up" pharmacist who shall be on-site at such times as the Company's Pharmacist-in-Charge is off-duty or unavailable.

               (b) Products and Pharmaceuticals. Manager shall purchase at its expense all materials, including pharmaceuticals, relating to Compounded Products. "Compounded Products" shall mean compounded hormone products containing estrogen, progesterone and/or androgen, in combinations of one to three of such compounds, in no more than three strengths, in capsule and/or suppository form. Manager shall arrange for the arms' length purchase by the Company from manufacturers or distributors of all other necessary products and pharmaceuticals required for the efficient operation of the Pharmacy. Manager shall use its commercially reasonable efforts to arrange for the purchase of such products and pharmaceuticals at the best possible price available given the Company's needs and demands. The Company shall be solely responsible for the purchase price and applicable sales taxes and delivery charges for such products and pharmaceuticals, but the cost of arranging for such purchases shall be borne by Manager as part of the services provided hereunder. The payment terms for such purchases shall be not less favorable to the Company than net thirty (30) days, without the prior written approval of the Company. The Company shall have the right, upon prior written notice to Manager, to arrange directly for its purchases of such products and pharmaceuticals and to enter into contracts directly with manufacturers and distributors of any such products and pharmaceuticals, subject to Manager's prior approval of the quantities delivered and stored at the Pharmacy from time to time, such approval not to be unreasonably withheld or delayed.

               (c) Patient and Order Entry Support.

               (i) Manager shall provide at Manager's expense (other than "800" line usage charges) pharmacy counseling and general patient support to all of the Company's customers in substantially the same fashion and level of service as that provided to customers of the Health Script pharmacy. Manager shall assist the Company in establishing a sufficient number of dedicated "800" lines to respond to all calls in a timely manner. Manager shall provide such pharmacy support from 7:00 a.m. to 8:00 p.m. MST, Monday through Friday, with after hours availability either through on-call service, voice mail or answering service. The Company shall provide general customer support by telephone to its customers. At the Company's request, the parties agree to negotiate in good faith an appropriate increase in the monthly management fee and other appropriate modifications to this Agreement if the Company desires that these customer support services be provided by Manager.

               (ii) At the Company's reasonable request, the parties agree to negotiate in good faith an appropriate increase in the monthly management fee and other appropriate modifications to this Agreement in the event the Company desires Manager to provide telephonic order entry services for the Company's customers.

               (d) Pharmacy Services. Pharmacy services shall include without limitation prescription verification, prescription preparation, compounding services for Compounded Products, product shipping services, quality control and those other services listed on Attachment F hereto. Manager shall insure that all such services, as well as all other services provided pursuant to this Agreement are provided in a manner which insures full compliance with all local, state and federal laws and regulations and is otherwise consistent with the standards of operation generally followed by high quality pharmacies within the industry.

               (e) Data Processing. Manager shall make available to the Company its HBS and Dezine computer systems. These systems shall remain the property of Manager at all times during the Term or any renewals thereof. The Company shall be responsible for purchasing its own site license for the computer software, which one-time fee license shall not exceed $6,000, and shall purchase certain additional equipment described under Section 2(k) below, but all other costs of using, operating and maintaining the computer systems shall be borne by Manager. Manager shall provide programming and support to maintain the systems for the Company comparable to Manager's, at no additional charge to the Company. Subject to the Company's payment of any required site license fees to third parties, if and as Manager implements any additional software application modules for its own use that would assist in the efficient operation of the Pharmacy, it will make such software applications available under this Section 2(e) at no additional charge to the Company.

               (f) Billing and Collection Service. For an additional fee specified in Section 3(f), Manager shall provide all billing and collection services on behalf of the Company, including, without limitation, insurance plan adjudication, processing reimbursements and other necessary interfacing with private and governmental third party payors for the products shipped to the Company's customers by Manager, in accordance with the Company's "business rules" and billing and collection procedures established pursuant to Section 3(d). Either party may, upon prior written notice to the other party as specified below in this Section 2(f), elect to terminate the billing and collection services provided by Manager under this Agreement, and in such event, the billing and collection fee specified in Section 3(f) no longer shall be payable. If Manager desires to terminate the billing and collection services it provides hereunder, Manager may do so upon not less than 180 days' prior written notice of such termination to the Company. If the Company desires to terminate the billing and collection services provided by Manager hereunder, then (i) the Company may terminate such services upon not less than 90 days' prior written notice of such termination and the payment to Manager of a termination fee equal to [***] if the orders from the Company's customers are less than or equal to [***] orders per month, and (ii) the Company may terminate such services upon not less than 180 days' prior written notice of such termination, if the orders from the Company's customers are greater than [***] orders per month.

               (g) Reporting Capabilities. Manager shall be responsible for reporting patient and billing information to the Company on a daily basis in accordance with Manager's standard format and reporting schedules. Manager shall arrange for the installation of all necessary telephone and data communications lines required to adequately fulfill this requirement. The Company shall be responsible for the out-of-pocket costs of such telephone and data communication lines. The parties will negotiate in good faith appropriate compensation to Manager for the preparation of any additional reports and billing information which the Company may reasonably require.

               (h) Supplies. Manager shall provide, at its expense, all supplies necessary for the standard efficient operation of the Pharmacy, including but not limited to forms, internal documents and paper products. Special programs run by the Company shall not be included.

               (i) Waste Disposal. Manager shall provide all hazardous, chemical and infectious or bio-hazardous waste disposal from the Pharmacy. The Company shall pay for all required charges, fees, taxes or other expenses payable to third parties in connection with such disposal.

               (j) Site Planning. Manager shall assist the Company in site planning design and construction of the Pharmacy. Manager acknowledges and agrees that, to the best of its knowledge, the subleased space for the Pharmacy shall be sufficient and suitable to properly commence the delivery of the services outlined in this Agreement.

               (k) Additional Equipment. Manager shall arrange for the purchase (or at, the Company's sole election, the lease) by the Company of the additional equipment listed on Attachment "B" hereto. Manager shall not arrange for the purchase of any other equipment by the Company necessary for the operation of the Pharmacy without the Company's prior written


[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

approval, not to be unreasonably withheld or delayed. Manager acknowledges and agrees that the equipment listed on Attachment "B" is, to the best knowledge of Manager, all of the equipment which the Company must purchase in order for the Company and Manager to properly commence delivery of the services outlined in this Agreement. Such equipment shall be charged to the Company and shall remain the property of the Company at all times during the Term or any renewals thereof. All equipment necessary for Manager to perform compounding services shall be provided by Manager at its expense.

               (l) Equipment Maintenance. Manager shall also furnish and oversee at its expense all equipment maintenance, repairs, maintenance contracts and other expenses reasonably determined to be necessary by the Company and Manager for the proper operation of the Pharmacy.

               (m) Other. Manager shall perform such other functions and provide such other services as shall be required to operate the Pharmacy in an efficient and cost effective manner, as well as such other functions and services as shall be mutually agreed upon by the parties.

        3.    DUTIES OF THE COMPANY.

               (a) Pharmacist-in-Charge. The Company shall, in consultation with Manager, hire or lease a qualified Pharmacist-in-Charge (the "Pharmacist-in-Charge"). Such person shall be an employee or leased employee of the Company throughout the Term of this Agreement and any renewals thereof. At such time as the Company hires a Pharmacist-in-Charge, the Company shall determine the amount and character of the Pharmacist-in-Charge's compensation and will be responsible for compensating him or her for all services rendered in connection with this Agreement. If at any time during the Term or any renewals thereafter, the Company desires to lease the Pharmacist-in-Charge or the services of other pharmacy personnel for special projects not otherwise provided under this Agreement, Manager will lease such personnel to the Company pursuant to the Employee Lease Agreement in the form attached hereto as Attachment "C" (as amended from time to time, the "Employee Lease"), which will be executed concurrently with this Agreement.

               (b) Space. The Company shall provide, at its expense, reasonably sufficient space for the operation of the Pharmacy, which shall be sub-leased from Manager pursuant to the Sublease Agreement attached hereto as Attachment "D" (as amended from time to time, the "Sublease Agreement"), which will be executed concurrently with this Agreement. The parties acknowledge and agree that the monthly rent to be paid by the Company under the Sublease Agreement is intended to be all-inclusive, including without limitation, all fees and charges for "operating expenses" (as defined under the Master Lease) and other charges payable by the Manager to lessor under the Master Lease. In the event the Company becomes liable under the Master Lease as a result of Section 9 of the Sublease Agreement for any amounts in excess of the Company's monthly rent under the Sublease Agreement, Manager shall indemnify and hold harmless the Company from and against any and all such excess amounts. Any construction or leasehold improvements to the Pharmacy shall be subject to the Company's prior written approval. Manager shall be responsible for all costs associated with the planning and oversight of construction and leasehold improvements; however, the actual cost of construction, as well as the cost of all leasehold improvements reasonably determined by the Company and Manager to be necessary for the proper operation of the Pharmacy, shall be the sole responsibility of the Company. If the leased space for the Pharmacy is expanded, the Sublease Agreement shall be amended to reflect such additional space. In addition, Manager shall provide, at its expense, sufficient additional storage space as may be reasonably required from time to time to efficiently operate the Pharmacy. In the event the Master Lease is terminated due to the fault of Manager, the Manager agrees to reimburse the Company for its subtenant improvements (as defined in the Sublease Agreement) and all other damages incurred as a result of such termination. A reorganization, merger or transfer of stock of the Company will not constitute an assignment of the Sublease Agreement. Each party hereby consents to the assignment of the Sublease Agreement to the purchaser of all or substantially all of the other party's assets, provided all liabilities and obligations of the assigning party under the Sublease Agreement are assumed by such purchaser.

               (c) [Intentionally omitted].

               (d) Charges, Billing and Collection. The Company shall establish the overall charge structure for the Pharmacy services and will provide to the Manager the Company's "business rules" and billing and collection procedures with respect to taking, processing, fulfilling and collecting payment for customer orders, including timely updates to such business rules from time to time.

               (e) Hours of Operation. The Pharmacy shall be operated Monday through Friday (except for legal holidays), on an as needed basis, with hours to be expanded as the Company's customer demands increase. Manager will provide, on behalf of the Company, 24 hour a day, seven day a week pharmacy emergency services, either through on call service, voice mail or answering service.

               (f) Optional Billing and Collection Fee. In exchange for Manager's billing and collection services provided under Section 2(f) above, the Company shall pay to Manager a fee per order equal to the greater of (i) [***] or (ii) [***] of "Billed Revenue" (as defined below), during the [***] of this Agreement and [***] thereafter, [***] "Billed Revenue" shall be defined as the sales price of the product shipped by Manager on behalf of the Company in accordance with the Company's "business rules" and billing and collection procedures under Section 3(d). The Company shall remit all amounts owed within thirty (30) days of receipt of the monthly invoice from Manager.

        4.    MANAGEMENT AND SERVICES FEES.

               (a) Monthly Management Fee. As compensation for the management and other services rendered pursuant to this Agreement, the Company shall pay to Manager a monthly fee based on volume as set forth on Attachment E, commencing upon the filing of the Company's application for a Pharmacy license with the State of Colorado, but subject to a credit of [***]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[***] per month for the first three months during which a management fee is payable under this Section 4(a). The Company will remit all amounts owed within thirty (30) days of receipt of an invoice from Manager.

               (b) Compounding Fee. As compensation for the compounding services rendered and compounding materials provided pursuant to this Agreement, the Company shall pay to Manager a monthly fee equal to the product of [***] times the number of units compounded during such month, but only to the extent such amount exceeds [***].

               (c) Distribution Costs. Manager shall charge the Company a monthly distribution fee equal to its actual cost of packaging materials used and third-party shipping charges incurred for shipments of products to the Company's customers, plus [***]. This payment shall cover Manager's cost of distributing all products and pharmaceuticals to the Company's customers, including packaging, labeling and shipping the products. The Company shall remit all amounts owed within thirty (30) days of receipt of an invoice from Manager.

               (d) Annual Fee Increase. On each anniversary date of this Agreement, Manager may increase its fees by a percentage equal to the percentage increase, if any, in the United States Department of Labor Consumer Price Index for all urban consumers (U.S. City Average) published by the Bureau of Labor Statistics ("CPI") for the preceding twelve months. Manager shall give immediate written notice to the Company of any such increase.

               (e) Changes in Services or Facilities. In the event that (i) the Company's primary services materially change or (ii) the Company requires additional services that materially affect the operating expenses of the Pharmacy or (iii) the Company exceeds the order volumes set forth on Attachment "E" hereto, one party shall notify the other party in writing of such event and Manager and the Company agree to renegotiate, in good faith, the terms of this Agreement, including the fees to be paid for such services, in order to alleviate the impact of such changes, or, in the case of clause (iii) above, to reflect the cost savings resulting from the economics of scale attributable to such increased volumes. Any such changes in services or terms shall be in writing and signed by the parties. If the parties have negotiated in good faith but cannot agree to revised terms within a period of thirty (30) days of the date on which one party received the written notice described hereinabove, this Agreement shall be terminated upon ninety (90) days written notice from either party.

               (f) Right to Accounting; Audit Policies. The Company will be entitled to an accounting from Manager at any time and from time to time upon written request from the Company to Manager. For the purposes of this Agreement, "accounting" means a complete and accurate statement with worksheets and original source documentation of all funds, transactions, writings, documents, statements, ledgers, reports and other information reasonably requested by the Company relating to any matter arising out of this Agreement. Manager agrees and acknowledges that the services provided hereunder may be audited by the Company or its agents,


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

for both accuracy and quality, pursuant to the Company's normal internal audit policies. All audits shall occur on-site during normal business hours.

        5. CONSULTATION. The Company and Manager will meet and confer in good faith at the end of each calendar quarter during the term of this Agreement to discuss any concerns either of them may have with any of the provisions, conditions or the implementation of this Agreement and to suggest appropriate changes in operational procedures to address such concerns.

        6. TERM. The term of this Agreement (the "Term") shall be for two (2) years commencing on the 30th day of September, 1998, and ending on the 29th day of September, 2000. Either party may elect to extend this Agreement for up to three (3) additional one (1) year terms, and such additional one (1) year terms as would run through the end of the Manager's Master Lease in the event such lease is extended. In the event a party desires to extend, such party shall provide written notice of its election to extend this Agreement not less than 180 days prior to the then-current expiration date, or such shorter notice period as the parties may mutually agree, and this Agreement shall be extended unless the other party responds to the extending party with written notice of its unwillingness to extend this Agreement within ten (10) business days of receipt of such notice of extension. Notwithstanding any provision of this Agreement to the contrary, the Company's obligations under this Agreement shall be subject in all respects to prior approval by the Women First HealthCare, Inc. Board of Directors and by the holders of two-thirds of the outstanding shares of Series A Preferred Stock of Women First HealthCare, Inc. If this condition is not satisfied or waived by the Company within 45 days of the execution of this Agreement, this Agreement shall be null and void and neither party shall have any obligations to the other hereunder. The Company will notify Manager in writing when and if the requisite approvals have been obtained.

        7. TERMINATION. This Agreement may be terminated with cause in the event of a breach of any of the material terms of this Agreement, or failure of Manager to comply with the performance standards set forth in Attachment A, if such breach is not corrected within thirty (30) days from the date of the breaching party's receipt of written notice of the breach by the nonbreaching party. In addition, this Agreement may be terminated by the Company upon written notice to Manager in the event that (i) the Company does not receive a license for the Pharmacy from the State of Colorado or such license is suspended or revoked, or (ii) the Employee Lease (Attachment "C") or the Sublease Agreement (Attachment "D") is terminated for any reason other than as a result of the breach thereof by the Company, or (iii) in the event the approvals referred to in Section 6 are not received.

        8. PROHIBITION AGAINST RECRUITMENT OF EMPLOYEES. During the Term of Agreement and any renewal period thereof, and for a period of twelve (12) months following its expiration or termination for whatever reason, neither the Company nor Manager will hire (or contract with as an independent contractor) any individual who is or was an employee of the other party who works at the Company, the Manager or in the Pharmacy during the Term of this Agreement or any renewal period thereof, without the prior written consent of the other party. In addition, neither the Company nor Manager will discuss the possibility of or make any job offer to any person who is or was an employee of the other party during the Term of this Agreement, or any renewal period thereof, without the other party's prior written consent. Each party acknowledges and agrees that these restrictions are reasonable and necessary to protect the other party's legitimate interest. Any consent required hereunder shall not be unreasonably withheld or delayed.

        9.     RESTRICTIVE COVENANTS.

               (a) The Company and Manager acknowledge that each may have access to certain confidential information, proprietary data and trade secrets of the other, including, but not limited to: fee structures; processes; financial statements; contract proposals or bidding information; business plans; training and operations methods and manuals; and management systems, policies or procedures, and related forms and manuals (collectively, the "Proprietary Information") and that such Proprietary Information constitutes valuable, special and unique property of each party. The parties agree that any product formulations, or product preparation or compounding procedures or techniques, which are not generally known within the pharmacy industry and which are developed by the Company or Manager in connection with the sale of products to the Company's customers under this Agreement, shall be the Proprietary Information of the Company.

               (b) During the term of this Agreement and for three (3) years thereafter (herein, the "Noncompete Period"), Manager will not (i) use for itself or others or disclose any of the Company's Proprietary Information, directly or indirectly, to any person or corporation, association or other entity for any reason or purpose whatsoever (except Manager may use in its business any compounding procedures and techniques which constitute the Company's Proprietary Information), except as otherwise permitted by the Company; or (ii) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between the Company, on the one hand, and any patient, customer, person or business with whom the Company contracts in connection with its business, on the other hand.

               (c) During the Noncompete Period, the Company will not (i) use for itself or others or disclose any of Manager's Proprietary Information, directly or indirectly, to any person or corporation, association or other entity for any reason or purpose whatsoever except as otherwise permitted by Manager, or (ii) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between Manager, on the one hand, and any patient, customer, person or business with whom Manager contracts in connection with its business, on the other hand.

               (d) In the event of a breach of this Section 9, each party recognizes that monetary damages shall be inadequate to compensate the nonbreaching party and the nonbreaching party shall be entitled, without the posting of a bond, to any injunction restraining such breach, with the costs, including attorneys fees, of securing such injunction to be borne by the breaching party. Nothing contained herein shall be construed as prohibiting the nonbreaching party from pursuing any other remedy available to it for such breach or threatened breach.

               (e) Both parties hereto hereby acknowledge the necessity of protection against the competition of the other party and that the nature and scope of such protection has been carefully considered by the parties. The period and scope of this Section 9 are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate each party for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

               (f) Proprietary Information shall not include any information which, at the time of disclosure, (i) is generally known by the public or generally known within the respective parties' industries, (ii) was in the recipient's possession free of any obligation of confidentiality at the time of the disclosing party's communication thereof to the recipient, (iii) was communicated to the recipient free of any obligation of confidentiality subsequent to the time of the disclosing party's communication thereof, (iv) was communicated to the recipient by a third party free of any obligation of confidentiality, (v) was developed by employees or contractors of the recipient independently of, and without reference to, any of the Proprietary Information and such development is documented in a reasonably detailed written record, or
(vi) is subject to disclosure pursuant to any order, decree, subpoena or other validly issued judicial or administrative process (provided that the recipient shall notify the disclosing party promptly so that the disclosing party may seek to obtain a protective order or other appropriate relief from disclosure).

               (g) Each party shall explicitly inform each employee or independent contractor of such party who will have access to any Proprietary Information of the confidential nature of such information. Each party shall cause each such employee or independent contractor who will have access to any Proprietary Information to sign a confidentiality agreement with respect to all Proprietary Information equivalent to this Section 9. Each party shall immediately report to the other any knowledge which such party has with respect to any attempt by any person to duplicate, use or disclose Proprietary Information in violation of this Agreement.

        10. MANNER OF PERFORMANCE. Manager shall act at all times as an independent contractor and shall not act as, or be considered, an agent, employee, partner, joint venture or otherwise an affiliate of the Company, except as specifically provided in this Agreement. The Company shall not withhold any taxes on behalf of Manager or any person employed by Manager or independently contracted by Manager. No employee of Manager shall have any claim under this Agreement or otherwise against the Company for wages, vacation pay, sick leave, unemployment insurance, worker's compensation, retirement benefits or employee benefits of any kind.

        11. INSURANCE. Each party shall obtain and maintain throughout the term of this Agreement minimum insurance coverage as follows:

-       Worker's Compensation:                            Statutory Amount
-       Employer's Liability:                             $1,000,000
-       Comprehensive General
           Liability and Property Damage:                 $1,000,000
-       Professional Liability:                           $1,000,000/$3,000,000

Each party shall name the other party as an additional insured under such policies.

        12. LICENSING AND REGULATORY REQUIREMENTS. The Pharmacy shall be licensed under the Company's name and shall obtain its own Medicare and Medicaid provider numbers. Subject to the Company's prior review and approval of applications and other filings, Manager will prepare and file on behalf of the Company and otherwise assist the Company in obtaining and maintaining such licenses, certifications and permits as are required by local, state and federal laws and regulations in connection with the operation of the mail order Pharmacy throughout the United States. Manager will render Pharmacy services and, if the Pharmacist-in-Charge is leased by the Company from Manager, Manager will cause the Pharmacist-in-Charge to render his or her services, at all times in compliance with all applicable statutes, regulations, rules and directives of federal, state and other governmental authorities having jurisdiction over Manager and the Company and in compliance with the policies and regulations of the Company and all currently accepted and approved practices of providing pharmacy services. Manager represents and warrants that, subject to the Company's receipt of the proper licenses and filing of proper applications and other filings (which Manager will prepare and file in accordance with this Section 12), to Manager's best knowledge as of the date hereof, the transactions contemplated by this Agreement will be in compliance with all applicable local, state and federal laws and regulations.

        13. CONFIDENTIALITY OF PATIENT RECORDS. All customer lists, including the identities, lists and descriptions of patients and referral sources, and other patient medical records (collectively, "Patient Records") will be maintained as confidential and will be disclosed only in accordance with the Company's policies and all applicable state and federal laws. All Patient Records shall belong exclusively to the Company and the release, removal or transfer of such records shall be governed by its established policies and procedures. In handling such Patient Records, both parties agree to comply with all applicable state and federal laws and with any requirements or limitations described in the written consent for release. Each party hereto agrees to take all reasonable precautions against any unauthorized disclosure of the Patient Records and to protect the patients' rights to confidentiality. The Company shall maintain such medical records of the patients in accordance with the time periods established by state record retention laws and regulations. Manager shall advise the Company from time to time as to these required time periods. Upon termination or expiration of this Agreement for any reason, Manager shall promptly deliver to the Company all Patient Records and shall not retain any copies or extracts (whether in paper format, electronic or otherwise) of any such records.

        14. NON-DISCRIMINATION. Neither Manager nor the Company will discriminate against any patient or applicant for employment on the basis of race, color, gender, sexual orientation, age, religion, national origin or handicap in providing services under this Agreement.

        15. INDEMNIFICATION. Each party agrees to indemnify and hold harmless the other party and its officers, directors, affiliates, employees and agents against and from all damages arising from the illegal, negligent, or intentional acts or omissions of the indemnitor or the indemnitor's agents, employees, affiliates, board members, or medical staff, including acts with respect to the disposal of hazardous, chemical and infectious or bio-hazardous wastes. In the event that any claim is made which may result in the right of indemnity hereunder, the party against whom the claim is made (the "Defendant") shall promptly give written notice to the other party and give such other party the opportunity to defend the claim with counsel reasonably satisfactory to the

Defendant, and such other party shall pay all costs of such defense (including reasonable attorney fees), whether or not the claim is successful. Failure to give prompt written notice shall not relieve an indemnitor of its obligations under this Section 15 unless such failure materially prejudices indemnitor's defense of such claim. Indemnitor will not settle any such claim or action without the prior written consent of Defendant, not to be unreasonably withheld or delayed. The provisions of this Section 15 shall survive any termination or expiration of this Agreement.

        16. AUTHORITY. Subject to Sections 6 and 12, the Company and Manager each warrant that the execution and performance of this Agreement by it has been authorized by all applicable laws and regulations and all necessary corporate or partnership action, and that this agreement constitutes the valid and binding obligation of it in accordance with its terms.

        17. AMENDMENTS. Any amendments to this Agreement will be effective only if contained in writing and signed by the Company and Manager.

        18. NOTICES. All notices permitted or required by this Agreement will be deemed given when in writing and delivered personally or by nationally recognized overnight courier (e.g. Federal Express), or three (3) days after such written notice is deposited in the United States mail, postage prepaid, return receipt requested, addressed to the other party at the address set forth in this Agreement and such other address as the parties from time to time may designate in writing. Notices shall be directed to:

               Manager:

               HEALTH SCRIPT
               Attention: General Manager
               9 Inverness Drive East
               Englewood, Colorado 80112

               With a copy to:

               Dura Pharmaceuticals, Inc.
               Attention:  Office of General Counsel
               7475 Lusk Boulevard
               San Diego, CA 92121

               The Company:

               Women First Pharmacy Services, Inc.
               12220 El Camino Real, Suite 400
               San Diego, CA 92130
               Attn: President and Chief Executive Officer

               With a copy to:

               Latham & Watkins
               701 "B" Street, Suite 2100

               San Diego, CA 92101
               Attn:  Scott N. Wolfe, Esq.

        19. ASSIGNABILITY. Neither the Company nor Manager may assign this Agreement without prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. A reorganization, merger or transfer of stock will not constitute an assignment. Each party consents to the assignment of this Agreement to the purchaser of all or substantially all of the other party's assets, provided all liabilities and obligations of the assigning party under this Agreement are assumed by such purchaser.

        20. ENTIRE AGREEMENT. This agreement constitutes the entire management agreement between the Company and Manager and each agrees that no inducements, representations or warranties exist except as set forth in this Agreement.

        21. SEVERABILITY. In the event any part of this Agreement is declared invalid, such invalidity will not affect the validity of the remainder.

        22. LEGISLATIVE CHANGES AFFECTING TERMS OF AGREEMENT. In the event law, rules, regulations or governmental policies related to reimbursement of the items and services provided hereunder from any payment source are introduced or changed so as to materially adversely affect either party to this Agreement, the parties agree in good faith to renegotiate the terms of this Agreement. Furthermore, in the event that any part of this Agreement is determined to violate federal or state statutes, rules or regulations, Manager and the Company agree to renegotiate the terms of this Agreement in good faith in order to comply with such statute, rule or regulation. If this Agreement cannot be amended to permit the Company or Manager to comply with applicable law and continue on the same economic terms and service standards, this Agreement may be terminated by either party by giving the other party written notice of termination at least thirty (30) days prior to the effective date of such termination.

        23. NO PRESUMPTION AGAINST DRAFTING PARTY. The parties acknowledge that this Agreement and the provisions contained herein are, and were, the product of the parties equally, and that it shall not be construed or interpreted for or against any party hereto because said party drafted, or caused its legal representative to draft, any portion of its provisions.

        24. RELEASE OF INFORMATION. Subject to applicable law, any release to the public of information with respect to the matters set forth herein will be made only in the form and manner approved by Manager and the Company.

        25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

        26. GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of Colorado.

        27. CAPTIONS. The captions used in this Agreement are for convenience only and shall not affect the meaning, construction or interpretation of any term, provision or condition of this Agreement.

        28. Arbitration. Any claim or controversy arising out of or relating to the execution, interpretation, performance and enforceability of this Agreement, the Employee Lease or the Sublease Agreement, that cannot be resolved by mutual agreement of the parties shall be submitted to arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in San Diego, California, who shall have the powers to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The arbitration award shall be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. It is expressly understood that the parties have chosen arbitration to avoid the time, burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery to only those matters clearly relevant to the dispute. It is further understood that any award of punitive damages by the arbitrator would be inconsistent with the commercial purposes of this Agreement, the Employee Lease or the Sublease Agreement and the status of the parties with respect to one another, and therefore, neither the arbitrator nor any other tribunal is authorized or empowered to award punitive damages in any proceeding based upon the Agreement, the Employee Lease or the Sublease Agreement or the dealings hereby and thereby. Each party shall bear its own attorneys' fees and expenses in connection with any claim or cause of action brought under this Agreement or the other agreements and any resolution of disputes under this Section 28. The provisions of this Section 28 shall survive the termination or expiration of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

       IN WITNESS WHEREOF, the parties have set forth their signatures below:



                                    THE COMPANY


Date: September 30, 1998            By:  David F. Hale
      ------------------                 ---------------------------------------


                                    Signature:  /s/ DAVID F. HALE
                                                --------------------------------


                                    Title: President
                                           -------------------------------------


                                    HEALTH SCRIPT


Date: September 30, 1998            By:
      ------------------                 ---------------------------------------


                                    Signature:  /s/
                                                --------------------------------


                                    Title: General Manager
                                           -------------------------------------

                                  ATTACHMENT E
                     CALCULATION OF PHARMACY MANAGEMENT FEE


PHARMACY MANAGEMENT FEE

                           Minimum           Maximum        Monthly Fee    and    Per Rx Fee(*)
  Orders per month       ***
  Orders per month
  Orders per month
  Orders per month
  Orders per month
  Orders per month
  Orders per month
  Orders per month
  Orders per month
  Orders per month
  Orders per month
  Orders per month
  Orders per month
  Orders per month
  Orders per month
  Orders per month

                                   (*)  Per RX assessed on all orders dispensed.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.